CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Post-Effective Amendment No. 1 to the Registration Statement (Form S-1, No. 333-203891) of Wingstop Inc.,
(2) Registration Statement (Form S-8, No. 333-205143) of Wingstop Inc.,
(3) Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-209726) of Wingstop Inc.,
(4) Registration Statement (Form S-1MEF No. 333-210027) of Wingstop Inc., and
(5) Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-212393) of Wingstop Inc.,

of our report dated March 3, 2017, with respect to the consolidated financial statements of Wingstop Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Wingstop Inc. and Subsidiaries for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Dallas, Texas
March 3, 2017